Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Freescale Semiconductor, Inc.

We consent to the use of our report dated December 15, 2003, except as to Note 1, which is as of                 , 2004 and Note 16, which is as of January 16, 2004, which includes the following legend: “When the Contribution referred to in Note 1 of the Notes to the Combined Financial Statements has been consummated, we will be in a position to render the following report” included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Phoenix, Arizona

February 13, 2004